Exhibit 99.1

3M Announces New Board Appointment

•Jennifer Rumsey, Chair and Chief Executive Officer of Cummins Inc., elected to the Board of Directors
•Brings deep experience leading a global industrial technology company

ST. PAUL, Minn. – June 8 2026 – 3M (NYSE: MMM) announced today the election of Jennifer W. Rumsey to 3M's Board of Directors, effective June 5, 2026. Ms. Rumsey also has been appointed as a member of the Science, Technology and Sustainability Committee of the Board.

“Jennifer is a highly regarded leader with deep experience driving growth across global industrial markets through innovation and technology,” said William M. Brown, 3M’s Chairman and Chief Executive Officer. “She will bring valuable perspective to our Board as we advance our strategic priorities and create long-term value.”

Ms. Rumsey has served as has served as Chief Executive Officer of Cummins, a global power solutions leader, since August 2022; and as Chair since August 2023. Previously, she served as President and Chief Operating Officer, led Cummins’ Components business, and served as Chief Technical Officer. She holds a bachelor’s degree in mechanical engineering from Purdue University and a master’s degree in mechanical engineering from the Massachusetts Institute of Technology.
“I am honored to join the 3M Board of Directors,” said Rumsey. “3M is an iconic company with a longstanding commitment to innovation and a strong global presence. I look forward to working with the Board and leadership team to support the company’s strategic priorities and long-term value creation.”
About 3M
3M (NYSE: MMM) is focused on transforming industries around the world by applying science and creating innovative, customer-focused solutions. Our multi-disciplinary team is working to solve tough customer problems by leveraging diverse technology platforms, differentiated capabilities, global footprint, and operational excellence. Discover how 3M is shaping the future at 3M.com/news.

3M Media Contact:
3MNews@mmm.com

Investor Contact:
Diane Farrow
(612) 202-2449